UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

 (Amendment No. )*

Brenmiller Energy Ltd.
(Name of Issuer)

Ordinary Shares, par value NIS 0.02 per share
 (Title of Class of Securities)

M2R43K115
(CUSIP Number)

May 27, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

⌧ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M2R43K115	13G	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSONS
Y.D More Investments Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the Securities and Exchange Commission (the "SEC") on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSONS
More Provident Funds and Pension Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSONS
B.Y.M. Mor Investments Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSONS
Eli Levy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSONS
Yosef Levy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSONS
Benjamin Meirov

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel and U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSONS
Yosef Meirov

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel and Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 9 of 17 Pages

1	NAMES OF REPORTING PERSONS
Michael Meirov

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel and U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

CUSIP No. M2R43K115	13G	Page 10 of 17 Pages

1	NAMES OF REPORTING PERSONS
Dotan Meirov

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Israel and U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
---

	6	SHARED VOTING POWER
1,185,174.5 (*)

	7	SOLE DISPOSITIVE POWER
---

	8	SHARED DISPOSITIVE POWER
1,185,174.5 (*)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,185,174.5 (*)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.65% (*) (**)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(*) The beneficial ownership of the securities reported herein is described in Item 4(a).

(**) Based on 13,706,328 ordinary shares outstanding as of May 25, 2022, as provided in the Issuer's Rule 424(b)(3) Prospectus filed with the SEC on May 25, 2022.

Item 1. (a)	Name of Issuer:

Brenmiller Energy Ltd.

(b)	Address of Issuer's Principal Executive Offices:

13 Amal St. 4th Floor, Park Afek, Rosh Haayin 4809249, Israel

Item 2. (a)	Name of Person Filing:

Y.D More Investments Ltd.

More Provident Funds and Pension Ltd.

B.Y.M. Mor Investments Ltd.

Eli Levy

Yosef Levy

Benjamin Meirov

Yosef Meirov

Michael Meirov

Dotan Meirov

(b)	Address of Principal Business Office:

Y.D More Investments Ltd. – 2 Ben-Gurion Street, Ramat Gan, Israel

More Provident Funds and Pension Ltd. – 2 Ben-Gurion Street, Ramat Gan, Israel

B.Y.M. Mor Investments Ltd. – 23 Tuval St., Ramat Gan, Israel

Eli Levy – 2 Ben-Gurion Street, Ramat Gan, Israel

Yosef Levy – 2 Ben-Gurion Street, Ramat Gan, Israel

Benjamin Meirov – 32 Bazel St., Herzliya, Israel

Yosef Meirov – 18 Shevet Menashe St., Herzliya, Israel

Michael Meirov – 32 Ben Tzvi St., Herzliya, Israel

Dotan Meirov – 38 Nili St., Herzliya, Israel

(c)	Citizenship:

Y.D More Investments Ltd. - Israel

More Provident Funds and Pension Ltd. - Israel

B.Y.M. Mor Investments Ltd. - Israel

Eli Levy – Israel

Yosef Levy – Israel

Benjamin Meirov – Israel and U.S.

Yosef Meirov – Israel and Belgium

Michael Meirov – Israel and U.S.

Dotan Meirov – Israel and U.S.

(d)	Title of Class of Securities:

Ordinary Shares, par value NIS 0.02 per share

(e)	CUSIP Number:

M2R43K115

Item 3.	Not applicable.

Item 4.	Ownership:

(a)	Amount beneficially owned:

See row 9 of cover page of each reporting person.

The securities reported herein are held by More Provident Funds and Pension Ltd. for the benefit of beneficiaries of various provident and pension funds. More Provident Funds and Pension Ltd. is controlled by Y.D More Investments Ltd., which is controlled by (a) Yosef Meirov, directly and through B.Y.M. Mor Investments Ltd., a company which he controls with Michael Meirov and Dotan Meirov, (b) Eli Levy through Elldot Ltd., a wholly owned company, (c) Yosef Levy and (d) Benjamin Meirov.

This Statement shall not be construed as an admission by any of the Reporting Persons that it or he is the beneficial owner of any of the securities covered by this Statement, and each Reporting Person disclaims beneficial ownership of any such securities.

(b)	Percent of class:

See row 11 of cover page of each reporting person

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See row 5 of cover page of each reporting person

(ii)	Shared power to vote or to direct the vote:

See row 6 of cover page of each reporting person and note in Item 4(a) above

(iii)	Sole power to dispose or to direct the disposition of:

See row 7 of cover page of each reporting person

(iv)	Shared power to dispose or to direct the disposition of:

See row 8 of cover page of each reporting person and note in Item 4(a) above

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another:

The securities reported herein are held by More Provident Funds and Pension Ltd. for the benefit of beneficiaries of various provident and pension funds.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 21, 2022

Y.D More Investments Ltd.

/s/ Yosef Levy
By: Yosef Levy*
Title: Co-CEO

/s/ Meir Gridish
By: Meir Gridish*
Title: Chairman of the Board

More Provident Funds and Pension Ltd.

/s/ Yosef Levy
By: Yosef Levy*
Title: Director

/s/ Meir Gridish
By: Meir Gridish*
Title: Chairman of the Board

B.Y.M. Mor Investments Ltd.

/s/ Meir Gridish
By: Meir Gridish
Title: Director and CEO

/s/ Eli Levy
Eli Levy

/s/ Yosef Levy
Yosef Levy

_**_____________________
Name: Benjamin Meirov

** The undersigned, by signing his name hereto, executes this Schedule 13G pursuant to the Limited Power of Attorney executed on behalf of Mr. Benjamin Meirov and filed herewith.

/s/ Meir Gridish Name: Meir Gridish Attorney-in-Fact _***____________________ Name: Yosef Meirov

*** The undersigned, by signing his name hereto, executes this Schedule 13G pursuant to the Limited Power of Attorney executed on behalf of Mr. Yosef Meirov and filed herewith.

/s/ Meir Gridish Name: Meir Gridish Attorney-in-Fact _****___________________ Name: Michael Meirov

**** The undersigned, by signing his name hereto, executes this Schedule 13G pursuant to the Limited Power of Attorney executed on behalf of Mr. Michael Meirov and filed herewith.

/s/ Meir Gridish Name: Meir Gridish Attorney-in-Fact _*****__________________ Name: Dotan Meirov

***** The undersigned, by signing his name hereto, executes this Schedule 13G pursuant to the Limited Power of Attorney executed on behalf of Mr. Dotan Meirov and filed herewith.

/s/ Meir Gridish Name: Meir Gridish Attorney-in-Fact

* Signature duly authorized by resolution of the Board of  Directors and filed herewith.

EXHIBIT NO.          DESCRIPTION

Exhibit 1          Joint Filing Agreement by and among the Reporting Persons.

Exhibit 2          Resolution of Board of Directors regarding signature authority of Y.D More Investments Ltd.

Exhibit 3          Resolution of Board of Directors regarding signature authority of More Provident Funds and Pension Ltd.

Exhibit 4          Limited Power of Attorney executed on behalf of Mr. Benjamin Meirov.

Exhibit 5          Limited Power of Attorney executed on behalf of Mr. Yosef Meirov.

Exhibit 6          Limited Power of Attorney executed on behalf of Mr. Michael Meirov.

Exhibit 7          Limited Power of Attorney executed on behalf of Mr. Dotan Meirov.